Exhibit 99.1
2009 Fourth Quarter Conference Call
Debi Ethridge
     Thank you, _________, and good morning everyone.
     Earlier this morning, Lodgian released fourth quarter and full year results for the period ended December 31, 2009, and I trust you have had a chance to review the earnings press release by now. If you did not receive a copy of the press release, you may view a copy at our Web site, lodgian.com, by clicking on “Investor Relations” and then on “Press Releases.”
     Today’s conference call is being transmitted live via telephone and webcast. A recording of the call will be available by telephone until midnight on Thursday, March 4, 2010, by dialing 1-800-406-7325. International investors may call 1-303-590-3030, reference number 4231177. A replay of the conference call will be posted on Lodgian’s Web site.
     This conference call is the property of Lodgian, and any redistribution, retransmission or rebroadcast of this call in any form without the express written consent of Lodgian is prohibited.
     Before we begin, I remind you that, in keeping with the SEC’s “safe harbor” guidelines, today’s conference call may contain forward-looking statements about Lodgian, including but not limited to statements regarding the anticipated merger with LSREF Lodging Investments, LLC, our expectations regarding returning certain hotels to lender, anticipated cost reductions, optional maturity extensions, property dispositions, future financial position, business strategy, projected performance and financing needs, that are subject to certain risks that could cause results to differ materially from those projected. These risks are discussed in our Earnings Release and our other filings with the SEC, including risks relating to any conditions imposed in connection with our proposed merger with LSREF Lodging Investments, LLC, approval of the merger agreement by our stockholders, the satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement, the effects of regional, national and international economic conditions, our ability to refinance or extend maturing indebtedness, competitive conditions in the lodging industry and increases in room supply, requirements of franchise agreements (including the right of franchisors to immediately terminate their respective agreements if we breach certain provisions), our ability to complete planned hotel dispositions, the ability to realize anticipated cost reductions, the effects of unpredictable weather events such as hurricanes, the financial condition of the airline industry and its impact on air travel, the effect of self-insured claims in excess of our reserves and our ability to obtain adequate insurance at reasonable rates. Additional risks are discussed in our earnings release and our other filings with the SEC. Such forward-looking statements are based on management’s current expectations or beliefs, as well as assumptions made by and information currently available to management. Lodgian undertakes no obligation to update any information discussed on this conference call.
     During this call, we may refer to certain non-GAAP financial measures such as EBITDA and Adjusted EBITDA, which we believe to be common in the industry and helpful indicators of our performance. In keeping with SEC regulations, we have provided, and encourage you to refer to, the reconciliations of these measures to GAAP results in our earnings release.
     Now, to provide you with some insight into Lodgian’s fourth quarter and full year 2009 operating and financial results, let me introduce our speakers for today: Dan Ellis, president and chief executive officer, Joe Kelly, vice president of hotel operations, and James MacLennan, chief financial officer. Let me turn the call over to you, Dan.

Dan Ellis
     Thank you, Debi. Welcome everyone and good morning. Thank you for joining us today.
     Let me begin by updating you on the status of the definitive agreement we announced on January 22, 2010 to be acquired by an affilicate of Lone Star Funds for $2.50 per share. This price represents an approximate 67.2 percent premium over Lodgian’s average closing common share price during the one calendar month trading period prior to January 15, 2010 and a 64.3 percent premium over our average closing common share price for the six-calendar month trading period prior to January 15, 2010.
     The transaction is valued at $270 million, including assumed debt. This transaction value implies a cap rate of 9.3 percent and an Adjusted EBITDA multiple of 10.7 based upon full year 2009 results excluding the hotels securing the Merrill Lynch Fixed Rate Pool 3 loan which were surrendered to a receiver earlier this month. Based upon the number of rooms in our portfolio excluding the Pool 3 hotels, the transaction is valued at just over $50,000 per room.
     Lodgian’s board of directors has unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and determined that the merger and the merger agreement are advisable and in the best interests of Lodgian and its stockholders.
     On February 16, we filed our preliminary proxy statement with the SEC. After we have cleared the SEC review process, we will mail a definitive proxy statement to our stockholders, and then we plan to hold a special stockholders’ meeting to vote on the transaction.

     In late January, we were notified that two class-action lawsuits had been filed against the company, each of its directors, and affiliates of Lone Star with respect to the pending merger. We believe that the complaints alleged in the lawsuits are without merit, and we intend to defend against them vigorously.
     Looking at our 2009 fourth quarter, Lodgian and the hotel industry continued to struggle with the effects of the deep recession that have impacted the country for more than 18 months. For the 33 continuing operations hotels in our portfolio as of December 31, 2009, revenue per available room, or RevPAR, declined 18.8 percent, compared to 11.7 percent for the industry as a whole as reported by Smith Travel Research. Our comparison was a bit difficult due to our strong 2008 fourth quarter performance, during which time the RevPAR for our continuing operations hotels was down only 5.0% compared to an industry decline of 9.8%.
     Revenue from continuing operations declined approximately 18.2 percent to $41.8 million for the 2009 fourth quarter. Loss from continuing operations was $(8.4) million, compared to a loss of $(4.9) million in the year-ago same period.
     EBITDA was down nearly 50 percent to $3.7 million, and adjusted EBITDA decreased to $4.0 million from $8.8 million in the 2008 fourth quarter. James will provide more details on our 2009 fourth quarter financial results.
     Hotel operations throughout 2009 continued to be very challenging for both Lodgian and the hotel industry. During the year, room supply increased 3.2 percent, while room night demand decreased by 5.8 percent. U.S. industry occupancy declined to 50.6 percent in the 2009 fourth quarter and 55.1 percent for the full year.

     On a positive note, the number of new openings is expected to decline significantly in 2010, according to Lodging Econometrics, with a forecast supply increase of only 1.6 percent for the year. However, industry experts generally are predicting occupancy to be flat to down slightly for 2010.
     As we move through the first quarter of 2010, the industry’s and Lodgian’s RevPAR continue to decline but at lower rates. We expect 2010 to continue to be a tough year for hotels. Three of the primary industry forecasters recently predicted the hotel industry will not see positive full year RevPAR growth until 2011.
     Our focus continues to be on holding down costs and improving revenue wherever possible. Joe Kelly will discuss our operating results shortly.
     Our real estate portfolio changed significantly in 2009 and continues to change in 2010. During 2009, we sold five hotels for gross proceeds of $21.9 million, using $6.8 million of the net proceeds for debt reduction and the remainder for general corporate purposes. We also surrendered control of two hotels to lenders, the Phoenix Holiday Inn in July and the Worcester, Massachusetts Crowne Plaza in November, as we determined that the market values of these hotels were significantly less than their loan balances and both had negative cash flow after debt service with significant future capital needs. Both were financed by non-recourse, single-asset mortgages.
     On February 16, 2010, we announced that we were surrendering six hotels to a receiver appointed by the special servicer of Merrill Lynch Fixed Rate Pool #3. The debt on this pool of hotels, with a principal balance of $45.5 million, matured on October 1, 2009. As we discussed during last quarter’s call, we attempted to modify the loan through discussions with the special servicer but were unable to reach resolution on a modification agreement.

     In 2009, we completed $21.6 million in capital expenditures to keep our properties in competitive condition and stay in compliance with brand standards. In 2010, we have $8-11 million earmarked for a limited number of capital expenditure projects.
     We remain firmly committed to the on-going operations of the company. We reduced corporate overhead by approximately $1.8 million during 2009, excluding certain non-recurring costs, and continue to look at every opportunity to reduce costs.
     Let me now turn it over to Joe Kelly to give more details on our fourth quarter operating results.

Joe Kelly
     Thank you. As Dan mentioned, the hotel industry and Lodgian continued to face an extremely tough economic and operating environment throughout 2009.
     Competition for business remains very fierce, with luxury and upper upscale hotels offering very low rates to steal business from upscale and midscale hotels, our primary segments. In the 2009 fourth quarter, ADR for the industry was down 7.9 percent while luxury ADR declined 13.8 percent, upper upscale was off 10.3 percent and upscale was down 10.2 percent, indicating a willingness on the part of hotels within these segments to decrease rates in order to maintain occupancy.
     These drops in revenue were especially severe in the contract business market. For example, our airline contract RevPAR was down 29.5 percent in the 2009 fourth quarter due to price slashing from hotels in the higher priced segments. One case in point was our Wyndham in Dallas Fort Worth, where we recently lost an airline crew account when a Westin offered a rate in the low $40s to attract the business away from our hotel.
     These price wars impact hotels in the midscale with food and beverage segment the most, which comprise about 27 percent of our rooms. Across the industry, hotels within the midscale with food and beverage segment experienced the greatest occupancy loss in the 2009 fourth quarter, down 7.9 percent, compared to the average industry decline of 4.4 percent. Our hotels within this segment fared slightly worse, with occupancy down approximately 9.0 percent.
     Not surprisingly, with air travel down significantly, 2009 fourth quarter RevPAR at US airport hotels was down 15.3 percent, 360 basis points more than the industry as a whole. Our airport hotels were impacted a bit more, with RevPAR down roughly 19.0 percent for the quarter. Approximately 36 percent of the rooms in our portfolio are in airport locations.

     We have been successful in negotiating lower rates to retain several airline accounts that were in danger of moving and have replaced several others that we were unable to retain. We still have more business to replace and are looking at every opportunity.
     With an 18.2 percent decline in total revenue from continuing operations, we focused heavily on cost control. Rooms department margins declined 277 basis points, due to a $9.10 decline in ADR. We were able to offset some of that decline with tighter labor scheduling, resulting in a reduction of five cents per occupied room in total rooms expense.
     Food and beverage department revenues were off $2.1 million in the 2009 fourth quarter and expenses were down $1.1 million. Margins declined 240 basis points.
     General and unapplied expenses declined by $1.9 million, compared to the 2008 fourth quarter. Here are some of the steps we took to continue to hold down costs:
•	Since March 2009 we have had a wage and salary freeze in place at all levels of the company.

•	We modified our benefits plans in the 2009 fourth quarter, which will reduce costs by approximately $400,000 in 2010.

•	We have restructured and reduced field bonus plans, saving approximately $650,000. We have also eliminated our corporate bonus plans, which will reduce corporate overhead by approximately $1.0 million in 2010.

•	We have reduced staff at the property level and more effectively scheduled labor, resulting in a $5.9 million annualized savings.

•	We have restricted travel and entertainment, reducing that cost by nearly $400,000 on an annual basis.

•	And, we continue to renegotiate with vendors to rebid or reduce agreements. This is an on-going process and has resulted in significant savings.
     As Dan mentioned, we surrendered six hotels to a receiver earlier this month, leaving us with 27 hotels in our continuing operations portfolio. Generally speaking, the remaining hotels provide better returns. For example, the 33 hotels in our 2009 fourth quarter continuing operations portfolio had an 18.8 percent decline in RevPAR, versus 15.7 percent for the current 27-hotel continuing operations portfolio.
     Let me now turn the call over to our chief financial officer, James MacLennan, to give you additional details on our financial results. James?

James MacLennan
     Thanks, Joe.
     Let me provide a few more details on our fourth quarter results. On a continuing operations basis, total revenue was down 18.2 percent to $41.8 million. Loss from continuing operations for the quarter was $(8.4) million.
     On a consolidated basis, net loss attributable to common stock for the 2009 fourth quarter was $(2.3) million, compared to a net loss of $(4.7) million in the 2008 fourth quarter. The lower net loss in the 2009 fourth quarter was due to $5.7 million in net income from discontinued operations, which in turn was driven by a net $6.1 million gain on the property sales mentioned earlier. Loss per share attributable to common stock was $(0.11), compared to a loss of $(0.22) in the 2008 fourth quarter.
     EBITDA from continuing operations was $3.7 million for the 2009 fourth quarter, compared to $7.4 million in the 2008 like period, primarily due to significantly lower revenue. Adjusted EBITDA for the 33 continuing operations properties was $4.0 million, 53.9 percent lower than the prior year’s fourth quarter. Despite cost savings achieved in the fourth quarter of 2009, the company was unable to offset the 18.2 percent decline in revenue, resulting in a 750 basis point decline in adjusted EBITDA margins to 9.7 percent in the 2009 fourth quarter.
     As we announced in the fourth quarter, we surrendered the Crowne Plaza in Worcester, Mass to a receiver appointed by the lender. On February 16, 2010, we announced that we were surrendering the six hotels in the Merrill Lynch Fixed Rate Pool #3 to a receiver. The debt associated with these six hotels was $45.5 million as of December 31, 2009. We have one hotel classified as held for sale, currently under contract.

     We have $56 million of mortgage debt maturing in 2010, comprising two single-asset mortgages and the Merrill Lynch Fixed Rate Pool 1. Jones Lang LaSalle continues to seek refinancing opportunities for the largest of these maturities, the Merrill Lynch Fixed Rate Pool 1 which has a principal balance of $34.5 million. We are current on all of our mortgage payments.
     In January 2010, the $130 million loan originated by Goldman Sachs and secured by ten hotels was purchased by Hospitality Mortgage Investments, LLC, an affiliate of Lone Star. Concurrent with the signing of the merger agreement, the borrowers entered into an amendment that readjusted the allocated loan amounts for each of the properties securing the loan, modified the cash lockbox provisions, extended a renovation deadline for work required at our Crowne Plaza in Albany, New York, and provided for an increase in the interest rate effective July 1, 2010. The lockbox provision was modified such that any excess cash flow which would previously have been retained by lender in the event that a financial ratio test was not met will now be released to us on a monthly basis. Effective July 1, 2010, the interest rate will increase from the present rate of LIBOR + 150 basis points to LIBOR + 425 basis points. The benefit to the company of the lockbox provision modification, partially offset by the increase in the interest rate, will result in a net positive impact of approximately $4.7 million in 2010 and $2.9 million in 2011, based upon management’s operating assumptions and current LIBOR. As the financial covenant was breached as of December 31, 2009, the lockbox modification provides the company with immediate relief.
     At year-end 2009, Lodgian had $31.8 million in restricted and unrestricted cash on its balance sheet, as well as $6.2 million held by lenders for certain capital expenditure projects.
     As of December 31, 2009, the current portions of our long-term liabilities — these are the amounts that will become due within the next twelve months — were re-classified to current liabilities. As an example, the Merrill Lynch Fixed Rate #1 Loan of $34.5 million, which comes due in July of this year, is classified as a current liability since, as I mentioned earlier, no re-financing alternative has been concluded at this time.
     As a result of these re-classifications, as of December 31, the Company’s current liabilities significantly exceeded its current assets. This situation raises the issue of the company’s ability to continue as a going concern.
     Therefore, management expects that Deloitte’s opinion, that will accompany our 10-K filing next month, will include “going concern” language.
     Now let me turn the call back over to Dan.

Dan Ellis
     Thank you for your continued interest in Lodgian. We will not be taking questions at this time due to the pending acquisition and related litigation. However, if you have any questions regarding the matters discussed in this conference call or in our preliminary proxy statement filed with the SEC, please feel free to call us. Thank you.